Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED JUNE 30, 2007

Wooster, Ohio (August 6, 2007) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $523,000 or $.17 per diluted share for the first fiscal quarter ended June 30, 2007, compared to  $593,000 or $.18 per diluted share for the quarter ended June 30, 2006.  The decrease in earnings was primarily due to a decrease in net interest income, resulting from increased interest expense on deposits and borrowings, partially offset by increased fee income.

Net interest income decreased $139,000 for the quarter ended June 30, 2007, compared to the quarter ended June 30, 2006.  Interest income increased $263,000 during the 2007 quarter as a result of prime rate increases, a shift in balance sheet composition from investment securities and residential mortgage loans toward higher yielding commercial loans, and the reinvestment of maturing investment securities and mortgage-backed securities cashflows into higher yielding securities, partially offset by a reduction of the Federal Funds Sold balance.  The reduction of the Federal Funds Sold balance was directly related to a reduction in deposit balances, as management chose not to aggressively compete with higher rate retail CD and money market offerings in the Company’s market area.

Interest expense increased $402,000 during the quarter as a result of higher market interest rates being reflected in rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit, partially offset by a reduction in deposit balances as discussed above.  Other income increased $22,000, due primarily to increases in trust and other fee income.  General, administrative and other expense increased by $7,000, or 0.3%.

According to Phillip E. Becker, President and Chief Executive Officer, “The Company has continued its strategic initiatives of growing the commercial lending and trust businesses and aggressively managing its cost of funds and non-interest expense during a period in which the Company has continued to face a difficult interest rate environment and high levels of competition for loans and deposits in our market area.”

At June 30, 2007, Wayne Savings Bancshares, Inc. reported total assets of $398.0 million, down from total assets of $405.7 million at March 31, 2007.  Deposits at June 30, 2007 were $326.4 million, a decrease of $7.2 million, or 2.1% from $333.5 million at March 31, 2007.   Stockholders’ equity at June 30, 2007 amounted to $33.7 million, or 8.48% of total assets, compared to $34.4 million at March 31, 2007, a decrease of $0.7 million primarily due to an increase in accumulated other comprehensive loss, partially offset by net earnings.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

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Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)
	June 30, 2007	March 31, 2007
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities (1)	$54,494	$71,908
Mortgage-backed securities, net (1)	74,627	69,065
Loans receivable, net	244,402	240,049
Federal Home Loan Bank stock	4,829	4,829
Office premises & equipment, net	8,052	8,179
Real estate acquired through foreclosure	113	-
Other assets	11,442	11,707
TOTAL ASSETS	$397,959	$405,737

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$326,377	$333,540
Advances from Federal Home Loan Bank	35,450	34,500
Advances by borrowers for taxes & insurance	205	616
Accounts payable on mortgage loans serviced for others	95	197
Other liabilities	2,098	2,451
TOTAL LIABILITIES	364,225	371,304

Common stock (3,978,731 shares of $.10 par value issued at
June 30, 2007 and March 31, 2007)	398	398
Additional paid-in capital	36,106	36,106
Retained earnings	12,122	11,982
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,158)	(1,158)
Less Treasury Stock (784,622 shares at June 30, 2007 and
March 31, 2007)	(12,419)	(12,419)
Accumulated other comprehensive loss	(1,315)	(476)
TOTAL STOCKHOLDERS' EQUITY	33,734	34,433

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$397,959	$405,737
(1) Includes available for sale classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006

Interest income	$5,699	$5,436
Interest expense	2,917	2,515
Net interest income	2,782	2,921
Provision for losses on loans	30	30
Net interest income after provision for loan losses	2,752	2,891
Other income	448	426
General, administrative, and other expense	2,494	2,487
Earnings before federal income taxes	706	830
Federal income taxes	183	237
Net earnings	$523	$593

Earnings per share
Basic	$0.17	$0.18
Diluted	$0.17	$0.18

Dividends per share	$0.12	$0.12

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended June 30,

	2007	2006

Quarterly Results

Net Interest Income	$2,782	$2,921
Net Earnings	$523	$593
Earnings Per Share:
Basic	$0.17	$0.18
Diluted	$0.17	$0.18
Return on Average Assets (Annualized)	0.53%	0.60%
Return on Average Equity (Annualized)	6.10%	6.66%

	June 30,	March 31,
	2007	2007

End of Period Data

Total Assets	$397,959	$405,737
Stockholders' Equity to Total Assets	8.48%	8.49%
Shares Outstanding	3,194,109	3,194,109
Book Value Per Share	$10.56	$10.78